Exhibit 5.3

LOAN AGREEMENT

THIS AGREEMENT made the 16th day of November, 2006

BETWEEN:

JAMES ASKEW, of 6417 Mercer, Houston, Texas, 77005; and

(the "Lender" or “Holder”)

OF THE FIRST PART

AND:

GULF UNITED ENERGY, INC., a company incorporated pursuant to the laws of Nevada with an office at 5858 Westheimer, Suite 850, Houston, Texas, 77057

("Gulf United", “Maker” or “Borrower”)

OF THE SECOND PART

WHEREAS:

A.

The Lender has advanced, as a loan to and on behalf of Gulf United, a total of US$1,038,985.00 (the “Loan”) to Cia. Mexicana de Gas Natural, S.A. de C.V. (“CMGN”) in connection with a letter of intent dated March 22, 2006 by and between Gulf United and CMGN, as amended (the “Letter of Intent”);

B.	The Lender is prepared to loan additional funds from time to time to Gulf United on certain terms and conditions contained herein;

               NOW THEREFORE THIS AGREEMENT WITNESSETH that for and in consideration of the sum of TEN DOLLARS ($10.00), and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.            The Lender has advanced/loaned or hereby agrees to advance/loan the Loan amount to Gulf United, or on its behalf, at the Lender’s option, forthwith upon the execution of this Agreement. In addition, the Loan shall include any additional funds that the Lender may advance to Gulf United, or on its behalf, in the future, subject to Gulf United’s consent.

2.            The Loan shall bear simple interest at a rate of 10% per annum, calculated in arrears on a monthly basis commencing on the date that each tranche of the Loan is advanced to Gulf United and continuing until the entire Loan amount is paid in full. The Loan shall be secured by

Gulf United’s equity interest in the Project Companies, as defined in the Letter of Intent. In the event of a default hereunder by Gulf United, such equity interest held by Gulf United in the Project Companies, as defined in the Letter of Intent, shall immediately be assigned to Lender at Lender’s sole discretion.

3.                 The Loan, as well as all accrued interest, shall be due and payable from Gulf United to the Lender on April 1, 2007. Gulf United shall not be penalized for early repayment.

4.                At any time, Gulf United may satisfy the repayment of the Loan and all interest accrued hereunder by transferring by way of bill of sale all of its rights, title and interest in the Letter of Intent to the Lender.

5.                All funds and dollar amounts referred to in this Agreement are in the lawful currency of the United States of America.

6.                This Agreement shall be interpreted in accordance with the laws in effect from time to time in the State of Texas.

                   IN WITNESS WHEREOF the parties hereto have hereunto affixed their respective hands, both as of the day and year first above written.

GULF UNITED ENERGY, INC.

PER:
JAMES ASKEW	DON WILSON
James Askew	Authorized Signatory